Exhibit 99.1

Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, NJ 07890 www.selective.com

FOR IMMEDIATE RELEASE

Media Contact: Gail Petersen
973-948-1307, gail.petersen@selective.com

Selective Appoints New Member to Board of Directors

Branchville, NJ – July 31, 2014 – Selective Insurance Group, Inc. (NASDAQ: SIGI), announced today that Philip H. Urban was elected to its Board of Directors. Mr. Urban is an independent director.

“We welcome Phil to Selective’s Board,” said Lead Independent Director Paul Bauer. “Phil has a wealth of property casualty insurance experience, both as a senior executive and as a board member,” continued Bauer. “With his first-hand knowledge of the independent agent distribution channel, geographic market expansion, and insurance products and technology, we expect him to immediately contribute to Selective’s strategic direction.”

Until his retirement in 2010, Mr. Urban was president and chief executive officer of Grange Insurance in Columbus, Ohio. During the 11 years he led Grange, both revenues and policyholders’ surplus more than doubled, and the company expanded into seven new states. Previously, Mr. Urban was the president of personal lines for Guaranty National Insurance; senior vice president at Great American Insurance Company; and president of Cypress Insurance Company, a California workers compensation company. He began his insurance career as a division president of The Progressive Corporation.

Mr. Urban is on the board of the Jeffrey Company, a large private trust, and is chairman of its audit committee. Previously, he served on the board of directors of Grange Insurance Company and was chairman of its affiliates, Integrity Insurance and the Grange Bank. He also has served as chairman of the Ohio Insurance Institute and as a trustee of the Property Casualty Insurance Association of America.

“The industry is going through dynamic changes and Phil’s experience at both Grange and Progressive will have significant value as we forge ahead in this ever-changing competitive marketplace,” said Chairman and Chief Executive Officer Gregory E. Murphy.

Selective Insurance Group, Inc. is a holding company for ten property and casualty insurance companies rated “A” (Excellent) by A.M. Best. Through independent agents, the insurance companies offer primary and alternative market insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program.  Selective maintains a website at www.selective.com.